Contacts:  Jim Powell                  Craig McDaniel, APR
           President and CEO           Michael A. Burns & Associates
           Daisytek International      (214) 521-8596 or (214) 616-7186 mobile
           (972) 881-4700              cmcdaniel@mbapr.com

            Daisytek Announces Control 85.3% of ISA Ordinary Shares
First Closing of Deal for European Computer Supplies Distributor Set for June 27

ALLEN, Texas (June 14, 2002) - Daisytek International Corporation (Nasdaq: DZTK) has received acceptances from shareholders or acquired shares in open-market purchases representing 85.3% of the ordinary share capital of ISA International plc (London AIM: ISA.L). All conditions to the offer for all the ordinary shares of ISA have been either satisfied or waived.
         Payment of the consideration due to shareholders who have accepted the offer will be made no later than June 27. The cash offer for ISA ordinary shares will remain open indefinitely until share acceptances and purchases represent more than 90% of the ordinary share capital of ISA. The alternative offer to receive Daisytek common shares instead of cash will expire at the close of trading in the U.K. on June 27.
         "We appreciate the response shareholders have given our offer to bring ISA into the Daisytek family, making us a truly worldwide distributor. We look forward to working with ISA CEO Bruce Robinson and his team as we join forces to better serve our customers and provide value to our shareholders," said Jim Powell, Daisytek president and CEO.
         Acceptances from shareholders owning 30.9 million ISA ordinary shares (52.6% of ISA ordinary share capital) have selected the cash offer, representing cash consideration of approximately 2.3 million pounds sterling (approximately $3.4 million). Acceptances from shareholders owning 14.6 million ISA ordinary shares (24.8%) have selected the share alternative, representing share consideration of approximately 133,100 Daisytek common shares. Daisytek acquired
4.7 million ISA ordinary shares in open-market purchases, representing cash consideration of 351,000 pounds sterling (approximately $500,000).
         On May 7 Daisytek announced a cash offer of 7.5 pence (approximately $0.11) in cash for each ISA ordinary share, which valued the issued ordinary share capital of ISA at approximately 4.4 million pounds sterling (approximately $6.4 million). Alternatively, ISA shareholders were also offered .914 shares in unregistered Daisytek common stock for every 100 ISA ordinary shares for acceptances selecting the share alternative.
         The ISA acquisition provides Daisytek - a $1.2 billion distributor of computer and office supplies and provider of marketing and demand-generation services - with a proven business model with which to expand into Europe. The two industry leaders combine Daisytek's logistical expertise, financial resources and global infrastructure with ISA's pan-European reach, customer relationships and local knowledge.
         ISA, with annual revenues of 361 million pounds sterling (approximately $510 million) for calendar year 2001, is based in Bradford, England, and operates in the United Kingdom, Ireland, Germany, France, Italy, Norway and Sweden. ISA indirectly owns 47% of Kingfield Heath Limited, a privately owned U.K. wholesaler of office products, which itself generates additional revenues of 200 million pounds sterling (approximately $290 million). As a result of this transaction Daisytek expects revenue for the current year to be between $1.8 billion and $1.9 billion.


About Daisytek

Daisytek is a leading distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand-generation services. Daisytek sells its products and services in the United States, Canada, Australia, Mexico and South America. Daisytek distributes more than 20,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered near Dallas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

                                      # # #

The offer is being made in compliance with the U.K. City Code on Takeover and Mergers. The offer is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Rule 802 thereunder.

This announcement does not contain the full text of the announcement by Daisytek of its intention to make an offer for ISA International plc, which was released in the U.K. on May 7. Copies of the announcement are available from Daisytek's investor relations department. Furthermore, any person who owns or controls, or who would as a result of any transaction own or control 1 percent or more of any class of relevant securities of Daisytek or ISA is directed to the announcement by Daisytek on April 17, 2002, regarding the requirement for them to notify the London Stock Exchange and Takeover Panel of any dealings in Daisytek or ISA shares, on a required form, the day following any such dealing.

The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.